Exhibit 11

CONFIDENTIAL TREATMENT REQUESTED

UNDER RULE 24b-2 under the

SECURITIES EXCHANGE ACT OF 1934;

17 C.F.R. § 240.24b-2;

5 U.S.C. § 552(b)(4);

17 C.F.R. §§ 200.80(b)(4) and 200.83

[***] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A

CONFIDENTIAL TREATMENT REQUEST THAT IS

FILED SEPARATELY WITH THE COMMISSION

STRICTLY PRIVATE & CONFIDENTIAL

EXECUTION COPY

LIQUIDITY AGREEMENT

among

DUBAI WORLD,

as Liquidity Provider,

INFINITY WORLD INVESTMENTS LLC,

as Counterparty,

CREDIT SUISSE INTERNATIONAL,

DEUTSCHE BANK AG, LONDON BRANCH,

and

THE ROYAL BANK OF SCOTLAND PLC,

as Initial Banks,

EACH OTHER BANK FROM TIME TO TIME PARTY HERETO,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Collateral Agent

dated as of December 13, 2007

-i-

LIQUIDITY AGREEMENT

THIS LIQUIDITY AGREEMENT (this “Agreement”) is made as of this 13 day of December, 2007, among DUBAI WORLD, a decree entity of the Government of Dubai, United Arab Emirates (“Liquidity Provider”), INFINITY WORLD INVESTMENTS LLC, a Nevada limited liability company (“Counterparty”), CREDIT SUISSE INTERNATIONAL (“CS”), DEUTSCHE BANK AG, LONDON BRANCH (“DB”), and THE ROYAL BANK OF SCOTLAND PLC (“RBS” and, together with CS and DB, the “Initial Banks”), each other Bank from time to time party hereto, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as collateral agent (the “Collateral Agent”).

WHEREAS, Counterparty and each of the Initial Banks have entered into a separate confirmation dated as of the date hereof (each, as amended, modified or supplemented from time to time, a “Confirmation” and collectively, the “Confirmations”) relating to a single, inseparable transaction (each, a “Transaction” and collectively, the “Transactions”) consisting of two components, a Share Forward Transaction (each, a “Forward Transaction” and collectively, the “Forward Transactions”) and a Share Swap Transaction (each, a “Swap Transaction” and collectively, the “Swap Transactions”), each related to shares (the “Shares”) of common stock, par value $0.01 per share, of MGM MIRAGE, a Delaware corporation (the “Issuer”);

WHEREAS, Counterparty and each of the Initial Banks have agreed that the respective Confirmation shall supplement, form a part of, and be subject to an agreement or a deemed agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) published by the International Swaps and Derivatives Association, Inc., but with the amendments set out under “Supplemental Provisions” in such Confirmation (each such agreement or deemed agreement as amended, the “ISDA Master Agreement” and collectively, the “ISDA Master Agreements”; and each ISDA Master Agreement together with the Confirmation forming a part thereof and subject thereto, an “ISDA Agreement” and collectively, the “ISDA Agreements”);

WHEREAS, Counterparty, the Initial Banks and the Collateral Agent have entered into a single Pledge Agreement dated as of the date hereof (as amended, modified or supplemented from time to time, the “Pledge Agreement”);

WHEREAS, Counterparty is an indirect wholly owned subsidiary of Liquidity Provider; and

WHEREAS, it is a condition to the obligations of each Initial Bank under the relevant ISDA Agreement that Counterparty, Liquidity Provider, the Collateral Agent and the Initial Banks enter into this Agreement;

NOW, THEREFORE, in consideration of their mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

Section 1. Definitions. (a) Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Pledge Agreement and, if not defined therein, in the ISDA Agreements. As used herein, the following terms shall have the following meanings:

“Acceleration Event” has the meaning provided in the Pledge Agreement.

“Authorized Officer” means (i) in respect of Liquidity Provider, each officer, director, manager, trustee or managing member (or any officer thereof) of Liquidity Provider designated on Schedule A attached hereto and made a part hereof, which designation shall include specimen signatures of such Persons, as such Schedule A may be updated from time to time and (ii) in respect of any other party hereto (other than the Collateral Agent), the officers, directors, managers, trustees or managing members (or any officers thereof) designated by such party in Schedule B to the Pledge Agreement.

“Banks” has the meaning provided in the Pledge Agreement.

“Buy-Out Exercise Notice” has the meaning provided in the Pledge Agreement.

“CLF Closing Date” has the meaning provided in Section 2(a).

“CLF Purchase Price” has the meaning provided in Section 2(a).

“Collateral Agent” means the financial institution identified as such in the preamble of this Agreement and any successor appointed in accordance with Section 10 of the Pledge Agreement.

“Cross Acceleration” means an Event of Default under the ISDA Agreements resulting from clause (B) of the definition of “Cross-Default” set forth in the Confirmations (subject to clause (D) thereof).

“Cross Acceleration Occurrence” means (i) the occurrence of an Acceleration Event resulting from a Cross Acceleration or (ii) the occurrence of an Acceleration Event resulting from an Event of Default or Termination Event other than Cross Acceleration and the occurrence of a Cross Acceleration simultaneously with or after such Event of Default or Termination Event.

“Designation Notice” has the meaning provided in the Pledge Agreement.

“Election Deadline” has the meaning provided in the Pledge Agreement.

“Gaming Applications” means any applications, supporting documents or supplemental information required by any Gaming Authority or required pursuant to any applicable Gaming Law necessary to effectuate the provisions set forth herein and in the other Transaction Documents or any of the rights, remedies or obligations hereunder or thereunder or for Counterparty’s ownership of an equity interest in the Issuer or the issuance of any Gaming Approval to Counterparty, Liquidity Provider or any Affiliate thereof within its jurisdiction.

“Gaming Approvals” means any authorization, consent, approval, order, license, franchise, accreditation, permit, finding of suitability, filing, registration, or qualification relating to an interest in the Issuer or otherwise required under any Gaming Law or by any Gaming Authority to effectuate the provisions set forth herein and in the other Transaction Documents or for the Banks to exercise or enforce any right or remedy under this Agreement or the other Transaction Documents.

“Gaming Authority” or “Gaming Authorities” means any of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Illinois Gaming Board, the Macau Gaming Inspection and Coordination Bureau, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement or any other governmental authority and/or regulatory authority or body or any agency in any other state or foreign country that has, or may at any time on or after the date hereof have, jurisdiction over the gaming activities of the Issuer or any of its subsidiaries or affiliate companies or Counterparty’s or the Banks’ interest, either direct or indirect, therein.

“Gaming Laws” means the provisions of all state, federal or local laws governing the gaming activities of the Issuer or any of its subsidiaries or affiliate companies or Counterparty’s or the Banks’ interest, direct or indirect, therein, all regulations of any Gaming Authority promulgated thereunder, as amended from time to time, all applicable policies, procedures and positions adopted, implemented or enforced by any Gaming Authority, whether formal or informal, and all other laws, statutes, rules, rulings, orders, ordinances, regulations and other legal requirements of any Gaming Authority.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged Shares” means any Shares pledged by Counterparty to the Collateral Agent for and on behalf of the Secured Parties pursuant to the Pledge Agreement.

“Proceedings” has the meaning provided in Section 6(f).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Restricted Shares” means Pledged Shares that are subject to any condition to, or restriction on, the ability of the Banks to sell such Pledged Shares in a foreclosure sale on the Exchange as of the time of the Election Deadline in respect of any Designation Notice (including, without limitation, restrictions on transfer due to applicable securities or Gaming Laws or regulations or any registration or qualification requirement or prospectus delivery requirement for such Pledged Shares pursuant to any federal or state securities law) or if such sale would require any Gaming Application or Gaming Approval or would violate, contravene or constitute a default under any provision of applicable Gaming Law.

“ROFR Exercise Notice” has the meaning provided in Section 3.

“Secured Parties” has the meaning provided in the Pledge Agreement.

“Withdrawal Notice” has the meaning provided in the Pledge Agreement.

(b) For the avoidance of doubt, Liquidity Provider’s obligations under Section 2 of this Agreement and Liquidity Provider’s right under Section 3 of this Agreement to purchase Pledged Shares shall apply in respect of the Shares and any shares into which the Shares are reclassified or exchanged as a result of any extraordinary corporate transaction including, without limitation, any consolidation, amalgamation, merger or binding share exchange of the Issuer with or into another entity or any takeover offer, tender offer or exchange offer in respect of the Shares.

Section 2. Contingent Liquidity Facility.

(a) If, upon the occurrence of an Acceleration Event in respect of any Early Termination Date, any Initial Bank proposes to foreclose on any Pledged Shares in accordance with the Pledge Agreement and, in the reasonable judgment of any Initial Bank, such Pledged Shares are Restricted Shares, then any Initial Bank (on behalf of the Banks) shall have the right to require Liquidity Provider to purchase the Restricted Shares at a purchase price (the “CLF Purchase Price”) equal to the average of the per share volume-weighted average prices of the Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page <MGM N><Equity><VAP> (or any successor thereof) for the [***] Exchange Business Days commencing on the date on which the Designation Notice is issued (or if such volume-weighted average price is unavailable, the average of the market values of one Share on such days, as reasonably determined by the Initial Banks). If any Initial Bank elects to require Liquidity Provider to purchase the Restricted Shares pursuant to this Section 2, then such Initial Bank shall notify Liquidity Provider of such election (and give substantially simultaneous notice to Pledgor, Collateral Agent and the other Initial Banks) and the closing date (the “CLF Closing Date”) of such purchase shall be (i) if there has been a Cross Acceleration Occurrence, the first Business Day immediately following such Early Termination Date or, if there is a Cross Acceleration Occurrence after such Early Termination Date, the first Business Day immediately following the date of such Cross Acceleration Occurrence, (ii) if there has been no Cross Acceleration Occurrence, the 20th Business Day immediately following such Early Termination Date or (iii) such other date as the parties may agree in writing. Interest shall be payable by the Liquidity Provider to the Banks on the amount paid to purchase Restricted Shares pursuant to this Section 2 at the applicable LIBOR rate as determined by the Initial Banks plus Spread. Such interest shall accrue from, and including, such Early Termination Date to, but excluding, the CLF Closing Date and shall be payable on the CLF Closing Date.

(b) Notwithstanding anything to the contrary in the Transaction Documents, (i) if the purchase of Shares by Liquidity Provider under Section 2(a) (A) is stayed upon the insolvency, bankruptcy or reorganization of Counterparty or any of its Affiliates, (B) (1) would require any Gaming Application or Gaming Approval or the consent of any Person under any agreement entered into for purposes of complying with Gaming Law requirements or (2) would violate, contravene or constitute a default under any provision of applicable Gaming Law, or (C) would otherwise be unavailable to the Banks, or (ii) if the Liquidity Provider so elects by prior written notice to the Collateral Agent and each Initial Bank following the election by an Initial Bank to require Liquidity Provider to purchase Restricted Shares pursuant to Section 2(a), then in lieu of such purchase, as of the CLF Closing Date, each Bank will irrevocably sell and assign to

[***]	Confidential Treatment Requested.

Liquidity Provider, and the Liquidity Provider will irrevocably purchase and assume from such Bank all of such Bank’s rights and obligations under the relevant ISDA Agreement and Security Documents for the aggregate purchase price (with respect to all ISDA Agreements) equal to the lesser of (a) the amount of all then outstanding obligations to the Banks under such ISDA Agreements and (b) the CLF Purchase Price (the “CLF Amount”); provided that in the event the foregoing sale and assignment of the ISDA Agreements and Security Documents from the Banks to Liquidity Provider (x) would require any Gaming Application or Gaming Approval or the consent of any Person under any agreement entered into for purposes of complying with Gaming Law requirements or (y) would violate, contravene or constitute a default under any provision of applicable Gaming Law (the matters described in the preceding clauses (x) and (y) being the “Gaming Law Conditions”) and such Gaming Law Conditions are not satisfied or otherwise resolved as of the CLF Closing Date, then the Liquidity Provider shall pay the CLF Amount to the Collateral Agent on the CLF Closing Date, such payment to be made, at the election of the Liquidity Provider, in its discretion, (I) on account of the sale and assignment of the ISDA Agreements and Security Documents, whereupon the Collateral Agent and the Banks shall hold the ISDA Agreements, Security Documents and Collateral in trust for the benefit of the Liquidity Provider until such time as the same may be delivered to the Liquidity Provider or its designee upon the satisfaction or other resolution of the applicable Gaming Law Conditions, or (II) on account of the sale and assignment of the ISDA Agreements and Security Documents, whereupon the Collateral Agent and the Banks shall deposit the ISDA Agreements, Security Documents and Collateral with an escrow agent reasonably satisfactory to the Liquidity Provider until such time as the same may be released to the Liquidity Provider or its designee upon the satisfaction or other resolution of the applicable Gaming Law Conditions; provided, further, however, that (III) if, as of the CLF Closing Date, Gaming Law Conditions would prohibit the sale and assignment of the ISDA Agreements and Security Documents pursuant to clause (I) or (II) above, or if Liquidity Provider so elects in its discretion, then Liquidity Provider or its designee shall pay the CLF Amount to the Collateral Agent on account of Counterparty’s obligations under the ISDA Agreements and Security Documents, whereupon all obligations of Counterparty and Liquidity Provider then due under the ISDA Agreements and Security Documents shall be deemed satisfied in full, the ISDA Agreements and Security Documents shall be deemed cancelled and the Collateral shall be released from the Liens of the Collateral Agent and the other Secured Parties. If the Liquidity Provider proceeds under clause (III) of the preceding sentence, the Collateral Agent and the other Secured Parties promptly shall execute and deliver to Liquidity Provider such termination statements, releases and other documents as Liquidity Provider may request to effectively confirm such cancellation and release. The sales, assignments and other transactions under clauses (I), (II) and (III) shall be without recourse to the Banks. No sale or assignment by the Banks to Liquidity Provider of all or any portion of their rights and obligations under the ISDA Agreements and the other Transaction Documents shall be effective unless and until the Banks shall have received payment of the purchase price therefor from Liquidity Provider.

(c) The obligations of Liquidity Provider under this Section 2 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Counterparty under any Transaction Document, by operation of law or otherwise;

7

(ii) any modification or amendment of or supplement to any Transaction Document;

(iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of Counterparty under any Transaction Document;

(iv) any change in the corporate existence, structure or ownership of Counterparty, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Counterparty or its assets or any resulting release or discharge of any obligation of Counterparty contained in any Transaction Document;

(v) the existence of any claim, set-off or other rights which Liquidity Provider may have at any time against Counterparty, any Secured Party or any other entity, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against Counterparty for any reason of any Transaction Document or any provision of applicable law or regulation purporting to prohibit the payment by Counterparty of any amounts payable pursuant to any Transaction Document; or

(vii) any other act or omission to act or delay of any kind by Counterparty, any Secured Party or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to Liquidity Provider’s obligations hereunder.

(d) Liquidity Provider’s obligations under this Section 2 shall remain in full force and effect until all the obligations of Counterparty under the Transaction Documents shall have been paid in full. If at any time any payment of any obligation of Counterparty is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Counterparty or otherwise, Liquidity Provider’s obligations hereunder in respect of such payment shall be reinstated as though such payment had been due but not made at such time.

(e) If the acceleration of the time for payment of any obligation of Counterparty under the Transaction Documents is stayed upon the insolvency, bankruptcy or reorganization of Counterparty, the obligation of Liquidity Provider under this Section 2 shall nonetheless continue in effect and the Banks may exercise their right to require Liquidity Provider to perform under Section 2 forthwith or at any time thereafter.

Section 3. Right Of First Refusal. Upon the receipt of any Designation Notice from the Initiating Bank, and subject to the occurrence of an Acceleration Event, Liquidity Provider shall have the right by providing telephonic or written notice to the Initial Banks and the Collateral Agent (an “ROFR Exercise Notice”) by the Election Deadline, followed by written confirmation of telephonic notice, to purchase the Pledged Shares (a “Liquidity Provider

Purchase”) at a purchase price per share equal to the closing price of the Shares as reported on the New York Stock Exchange on the Business Day immediately preceding the date of such Designation Notice (or if such closing price is unavailable, the last available closing price of the Shares, as reasonably determined by the Initial Banks). Unless (x) a Withdrawal Notice is delivered pursuant to the Pledge Agreement, (y) Counterparty pays the amount payable in respect of all Transactions specified in the Designation Notice, or (z) a Buy-Out Exercise Notice is delivered pursuant to the Pledge Agreement, in each case prior to the Election Deadline, the closing date (the “Liquidity Provider Purchase Closing Date”) of the Liquidity Provider Purchase shall be (i) if there has been a Cross Acceleration Occurrence, the first Business Day immediately following such Early Termination Date or, if there is a Cross Acceleration Occurrence after such Early Termination Date, the first Business Day immediately following the date of such Cross Acceleration Occurrence, (ii) if there has been no Cross Acceleration Occurrence, the 20th Business Day immediately following such Early Termination Date or (iii) such other date as the parties may agree in writing. Interest shall be payable by the Liquidity Provider to the Banks on the amount paid to purchase Shares pursuant to this Section 3 at the applicable LIBOR rate as determined by the Initial Banks plus Spread. Such interest shall accrue from, and including, the applicable Early Termination Date to, but excluding, the Liquidity Provider Purchase Closing Date and shall be payable on the Liquidity Provider Purchase Closing Date.

Section 4. Representations And Warranties Of Liquidity Provider. Liquidity Provider hereby represents and warrants to the Collateral Agent and the Banks that:

(a) Liquidity Provider is a decree entity of the Government of Dubai, United Arab Emirates, and has all powers and all material governmental licenses, authorizations, consents and approvals required to enter into, and perform its obligations under, this Agreement.

(b) The execution, delivery and performance by Liquidity Provider of this Agreement have been duly authorized by all necessary action on the part of Liquidity Provider and do not and will not violate, contravene or constitute a default under any provision of applicable law or regulation or of the decree establishing Liquidity Provider or of any material agreement, judgment, injunction, order, decree or other instrument binding upon Liquidity Provider.

(c) This Agreement constitutes a valid and binding agreement of Liquidity Provider enforceable against Liquidity Provider in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(d) No registration, recordation, filing with, or approval from, any governmental body, agency or official, including, without limitation, any Gaming Authority, is required in connection with the execution and delivery of this Agreement or necessary for the validity or enforceability hereof, except for any such registration, recordation, filing or approval as may be required by virtue of the Existing Transfer Restrictions (as defined in the Pledge Agreement).

(e) The obligations of Liquidity Provider under this Agreement will rank pari passu with other unsecured and unsubordinated obligations of Liquidity Provider.

(f) It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and it is able to bear the economic risks thereof.

(g) It understands that the sale of Shares to it hereunder has not been registered under the Securities Act. It is entering into this Agreement for its own account and not with a view to the distribution or resale of the Shares except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

Section 5. The Collateral Agent. The provisions regarding the Collateral Agent set forth in Section 10 of the Pledge Agreement shall apply mutatis mutandis to this Agreement as if fully set forth herein.

Section 6. Miscellaneous.

(a) Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All the covenants and agreements herein contained by or on behalf of Liquidity Provider and the Collateral Agent shall bind, and inure to the benefit of, their respective successors and permitted assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of the Banks and their respective successors and permitted assigns.

(b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

(c) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is made or given in accordance with Section 12(c) of the Pledge Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(d) All notices, instructions, directions, demands and other communications hereunder shall be in writing and, except in the case of notices, instructions, directions, demands and other communications given by the Collateral Agent, executed by an Authorized Officer and shall be deemed to have been duly given, (i) if to the Collateral Agent, if it has been delivered by telecopy (to the telecopy number for the Collateral Agent specified below or such other telecopy number as the Collateral Agent shall have specified to the other parties hereto by notice pursuant to this Section 6(d)) and the facsimile sender machine issues a confirmation of error free receipt, and (ii) if to any other party, if sent as an electronic image by email (to the email address for such party specified below or such other email address as such party shall have specified to the other parties hereto by notice pursuant to this Section 6(d)), or, if for any reason email is not available at that time, if sent by telecopy (to the telecopy number for such party specified below or such other telecopy number as such party shall have specified to the other parties hereto by notice pursuant to this Section 6(d)) and the facsimile sender machine issues a confirmation of error free receipt, provided, that any Designation Notice and any notice pursuant to Section 2 hereof shall be promptly followed by a telephone call to an Authorized Officer of Liquidity Provider to confirm receipt of such notice (it being understood that the failure of the recipient to accept such telephonic call shall not render any such notice ineffective). Any Designation Notice and any notice pursuant to Section 2 or Section 3 shall be conspicuously marked “Urgent” and “For Immediate Attention”. Notices to Liquidity Provider shall be directed to it at Dubai World, Emirates Towers, Level 47, Sheik Zayed Road, Dubai, United Arab Emirates, Attention: Abdul Wahid A. Rahim Al Ulama, Group Chief Legal Officer, Telephone No. (971 4) 390 3800, Telecopy No. (971 4) 390 3810, Email: Abdulwahid.Alulama@dubaiworld.ae. Notices to the Collateral Agent shall be directed to it at Deutsche Bank Trust Company Americas, 60 Wall Street, Mail Stop NYC60-2710 New York, NY 10005, Attention: Manager, Project Finance Group, Telephone No. (212) 250-7727, Telecopy No. (732) 578-4636 with a copy to each Initial Bank. Notices to any Initial Bank shall be directed to such Initial Bank at: (i) in the case of CS, Credit Suisse International, One Cabot Square, London E14 4QJ, United Kingdom, Facsimile: +44 (020) 7458 8241, Attention: General Counsel Europe—Legal and Compliance Department; with a copy to One Cabot Square, London E14 4QJ, United Kingdom, Telephone No. + 44 20 7888 5093, Facsimile: + 44 20 7458 8274, Email: list.cmu-eur@credit-suisse.com, Attention: Collateral Management Unit; (ii) in the case of DB, Deutsche Bank AG, London Branch, 60 Wall Street, 4th Floor, New York, New York 10005, Telephone No.: 212-250-2717, Facsimile: 212-797-9344, Email: andrew.yaeger@db.com, Attention: Director, Strategic Equity Transactions – New York; and (iii) in the case of RBS, The Royal Bank of Scotland plc, 135 Bishopsgate, London EC2M 3UR, United Kingdom, Telephone No. +44 20 7085 3746 / +44 20 7085 4856, Email: roland.gerber@rbs.com / ehsan.haque@rbs.com, Facsimile: +44 20 7085 8411, Attention: Roland Gerber/Ehsan Haque, Group Legal, GBM – Derivatives, with a copy to Greenwich Capital Markets, Inc., 600 Steamboat Road, Greenwich, CT 06830, U.S.A., Attention: Legal Department (Andrew Kwok / Tam Beattie), Telephone No.(203) 618-6263 / (203) 618-6086, Facsimile: (203) 422-4096 / (203) 422-4571, Email: Andrew.Kwok@rbsgc.com; tam.beattie@rbsgc.com.

(e) This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

(f) Each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan in the City of New York in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (“Proceedings”). Liquidity Provider irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Proceedings brought in such a court and any claim that any such Proceedings brought in such a court has been brought in an inconvenient forum.

(g) Liquidity Provider hereby irrevocably designates, appoints, authorizes and empowers as its agent for service of process, Corporation Service Company, at its offices currently located at 1133 Avenue of the Americas, Suite 3100, New York, NY 10036-6710 (the

“Process Agent”), to accept and acknowledge for and on behalf of Liquidity Provider service of any and all process, notices or other documents that may be served in any Proceedings in any New York State or Federal court sitting in the State of New York. Such designation and appointment shall be irrevocable until the Outstanding Prepayment Amount and all other obligations payable under the Transaction Documents shall have been paid in full in accordance with the provisions thereof. Liquidity Provider covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the foregoing designations and appointments in full force and effect and to cause the Process Agent to continue to act in such capacity.

(h) Liquidity Provider consents to process being served in any Proceedings by serving a copy thereof upon the Process Agent. Without prejudice to the foregoing, each Bank and the Collateral Agent agree that to the extent lawful and possible, written notice of said service upon the Process Agent shall also be mailed by registered or certified airmail, postage prepaid, return receipt requested, to Liquidity Provider at the address specified in or pursuant to Section 6(d) or to any other address of which Liquidity Provider shall have given written notice to the Collateral Agent. If said service upon the Process Agent shall not be possible or shall otherwise be impractical after reasonable efforts to effect the same, Liquidity Provider consents to process being served in any Proceedings by the mailing of a copy thereof by registered or certified airmail, postage prepaid, return receipt requested, to the address of Liquidity Provider specified in or pursuant to Section 6(d) or to any other address of which Liquidity Provider shall have given written notice to the Collateral Agent, which service shall be effective 14 days after deposit in the United States Postal Service. Liquidity Provider agrees that such service (i) shall be deemed in every respect effective service of process upon Liquidity Provider in any such suit, action or proceeding and (ii) shall to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to Liquidity Provider.

(i) Each party hereby irrevocably and unconditionally waives any and all right to trial by jury in any Proceedings.

(j) This Agreement may be executed, acknowledged and delivered in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

Section 7. Termination Of Liquidity Agreement. This Agreement and the rights hereby granted by Liquidity Provider shall cease, terminate and be void upon fulfillment of all of the obligations of Counterparty under each Confirmation.

Section 8. Assignment. Liquidity Provider may not assign its rights or delegate its obligations under this Agreement, except with the prior written consent of each of the Initial Banks, and any purported assignment or delegation without such prior written consent shall be void and of no effect. No Bank may assign its rights or delegate its obligations under this Agreement, except in accordance with Section 14 of the Pledge Agreement.

Section 9. Waiver Of Immunities. Liquidity Provider irrevocably waives, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court,

(iii) relief by way of injunction, or order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees that it will not claim any such immunity in any Proceedings and that the waivers set forth in this Section shall have effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.

Section 10. Taxes. (a) Any and all payments by or on account of any obligation of the Liquidity Provider hereunder shall be made free and clear of and without deduction for any tax (except for income or franchise taxes imposed on (or measured by) a Bank’s net income by the United States, or by the jurisdiction under the laws of which it is organized or located (“Excluded Taxes”)), provided that if Liquidity Provider shall be required to deduct any tax from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Liquidity Provider shall make such deductions and (iii) Liquidity Provider shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

(b) Liquidity Provider shall pay all stamp, transfer, registration or other taxes, duties assessments or governmental charges of any nature payable in respect of any obligation under the Liquidity Agreement.

(c) Liquidity Provider shall indemnify Bank, within ten (10) days after written demand therefor, for the full amount of any tax (other than Excluded Taxes) paid by Bank on or with respect to any payment by or on account of any obligation of the Liquidity Provider hereunder (including any tax (other than Excluded Taxes) imposed or asserted on or attributable to amounts payable under this Section 10) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to Liquidity Provider by Bank shall be conclusive absent manifest error.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

LIQUIDITY PROVIDER:

DUBAI WORLD

By:	/s/ Sultan Ahmad Bin Sulayem
Name:	Sultan Ahmad Bin Sulayem
Title:	Chairman

COUNTERPARTY:

INFINITY WORLD INVESTMENTS LLC

By:	/s/ Chris O’Donnell
Name:	Chris O’Donnell
Title:	President

By:	/s/ Abdul Wahid A. Rahim Al Ulama
Name:	Abdul Wahid A. Rahim Al Ulama
Title:	Manager

THE INITIAL BANKS:

CREDIT SUISSE INTERNATIONAL

By:	/s/ Laura Muir
Name:	Laura Muir
Title:	Authorised Signatory

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Lee Frankenfield
Name:	Lee Frankenfield
Title:	Managing Director

By:	/s/ Andrea Leung
Name:	Andrea Leung
Title:	Managing Director

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Roland Gerber
Name:	Roland Gerber
Title:	Authorised Signatory

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:	/s/ Richard L. Buckwalter
Name:	Richard L. Buckwalter
Title:	Director

By:	/s/ Kerry Warwicker
Name:	Kerry Warwicker
Title:	Vice President